Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 21, 2013, relating to the financial statements and financial highlights which appear in the March 31, 2013 Annual Reports to Shareholders of the American Century Capital Preservation Fund, Ginnie Mae Fund, Government Bond Fund, Inflation-Adjusted Bond Fund and Short-Term Government Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Financial Statements", "Annual and Semiannual Reports", and "Summary Prospectus" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

July 25, 2013